Exhibit 99.1

Byrna Technologies Reports Record Results for Fiscal Fourth Quarter and Full Year 2024

Full-Year 2024 Revenues Reach $85.8 Million, Up More Than 100% From 2023, Net Income for the Year of $12.8 million is Up $21.0 Million from Prior Year

ANDOVER, Mass., February 7, 2025 - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today reported select financial results for its fiscal fourth quarter (“Q4 2024”) and full year ended November 30, 2024.

Fiscal Fourth Quarter 2024 and Recent Operational Highlights

●	Surpassed 500,000 launchers sold since inception, just five and a half years after the sale of Byrna’s first launcher in June 2019.
●	Increased launcher production in the first fiscal quarter of 2025 by 33% to 24,000 launchers a month to meet growing market demand and support operational growth.
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Recently opened a new U.S.-based ammunition manufacturing facility in Fort Wayne, Indiana, as part of a re-shoring initiative, significantly expanding Byrna’s domestic production capacity and enhancing the Company’s supply chain for its payload ammunition.

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Continued to generate a highly accretive return on ad spend (ROAS) above 5.0X through the celebrity endorsement program for the full year 2024 period, leading to a record $28.0 million of sales for the fourth quarter of 2024.

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Added Megyn Kelly, Charlie Kirk, and Lara Trump as celebrity influencers to continue amplifying brand awareness and further support the normalization of its less-lethal solutions, while continuing to optimize marketing spend for maximum impact.

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Partnered with the United States Concealed Carry Association (USCCA), gaining access to nearly one million USCCA members to promote less-lethal solutions while introducing Byrna customers to USCCA’s training, education, and self-defense liability insurance offerings.

●	Opened retail stores in the Greater Nashville Area, Scottsdale, Arizona, and Salem, New Hampshire. Byrna plans to open the Fort Wayne, Indiana store in the coming months.
●	Signed a Letter of Intent to launch a pilot store-within-a-store program at eleven Sportsman’s Warehouse locations, expanding Byrna’s retail footprint.

Fiscal Fourth Quarter 2024 Financial Results

Results compare Q4 2024 to the 2023 fiscal fourth quarter ended November 30, 2023 unless otherwise indicated.

Net revenue for Q4 2024 was $28.0 million, compared to $15.6 million in the fiscal fourth quarter of 2023 (“Q4 2023”). The 79% year-over-year increase was primarily due to the transformational shift in Byrna’s advertising strategy implemented in September 2023 and the resulting normalization of Byrna and the less-lethal space generally.

Gross profit for Q4 2024 was $17.6 million (63% of net revenue), up from $9.0 million (58% of net revenue) in Q4 2023. The increase in gross profit was driven by the increase in the proportion of sales made through the high-margin direct-to-consumer (DTC) channels (Byrna.com and Amazon.com), a reduction in component costs driven through an intensive cost reduction effort focused on “design for manufacturability” spearheaded by Byrna’s engineering team, and the economies of scale resulting from increased production volumes.

Operating expenses for Q4 2024 were $13.5 million, compared to $9.7 million for Q4 2023, an increase of 39%. The increase in operating expenses was driven by an increase in variable selling costs (such as freight and third-party processing fees), increased marketing spend tied to the Company’s celebrity endorsement strategy, and higher payroll expenses in marketing and engineering as the Company has scaled to handle increased sales and production volumes.

Net income for Q4 2024 was $9.7 million, compared to a net loss of ($0.8) million for Q4 2023, a $10.5 million improvement. This increase was driven by higher revenue and a $5.6 million income tax benefit. The tax benefit arose from the release of tax valuation allowances related to net operating loss carryforwards incurred in earlier years and other tax assets.

Adjusted EBITDA1, a non-GAAP metric reconciled below, for Q4 2024 totaled $5.2 million, compared to $0.4 million in Q4 2023.

Cash and cash equivalents at November 30, 2024 totaled $16.8 million compared to $20.5 million at November 30, 2023. The change in cash and cash equivalents is primarily due to an $8.9 million investment in short-term marketable securities to earn a higher yield on Byrna’s unused cash. Adding cash and short-term marketable securities, total funds available were $25.7 million, an increase of $5.2 million compared to November 30, 2023. Inventory at November 30, 2024 totaled $20.0 million compared to $13.9 million at November 30, 2023. The Company has no current or long-term debt.

Fiscal Year 2024 Financial Results

Results compare the 2024 fiscal year ended November 30, 2024 to the 2023 fiscal year ended November 30, 2023 unless otherwise indicated.

Net revenue for FY 2024 was $85.8 million, a 101% increase from $42.6 million in the fiscal year ended November 30, 2023 (“FY 2023”), driven by the Company’s strategic shift in advertising, increased brand normalization, and higher DTC sales

Gross profit for FY 2024 was $52.8 million (62% of net revenue), compared to $23.6 million (56% of net revenue) for FY 2023. The increase in gross profit margin was primarily due to a greater proportion of sales through high-margin DTC channels, lower component costs, and economies of scale.

Operating expenses for FY 2024 were $46.1 million, compared to $31.4 million for FY 2023, reflecting a 47% increase to support growth. The increase was driven by higher variable selling costs, expanded marketing efforts, and additional personnel in marketing and engineering.

Net income for FY 2024 was $12.8 million, compared to a net loss of ($8.2) million for FY 2023, a $21.0 million improvement. The increase in net income was driven by higher revenue and included a $5.7 million income tax benefit due to the full release of U.S. tax valuation allowances.

Adjusted EBITDA1 for FY 2024 totaled $11.5 million, compared to a negative ($2.0) million for FY 2023. The increase in adjusted EBITDA was primarily due to an increase in revenue.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

Management Commentary

Byrna CEO Bryan Ganz stated: “The fourth quarter was the culmination of a remarkable year for Byrna. We successfully generated a record $28.0 million in revenue while also expanding our gross margins to 62.8%. This success allowed us to deliver a 101% increase in revenue from the full year 2023 to 2024 and underscores the overall growth in brand recognition and normalization of the less-lethal space.

“Our marketing strategy, anchored by the continued success of our celebrity influencer program, has continued to be instrumental in driving DTC sales and expanding brand awareness. For 2024, the program maintained a highly accretive return on ad spend (ROAS) above 5.0X, underscoring the effectiveness of this approach in normalizing less-lethal solutions. Building on this foundation, we have been adding a more robust, multi-channel marketing strategy that now includes traditional media such as cable and broadcast networks. This diversification complements our influencer program, which recently welcomed prominent voices like Megyn Kelly, Charlie Kirk, and Lara Trump.

As we execute across multiple channels, we will continue to be disciplined in evaluating partnerships and optimizing ad spend to maximize impact and ROAS. We have prioritized celebrity endorsers who demonstrate strong ROAS and have discontinued partnerships that did not meet our minimum ROAS requirements. To date, the celebrity endorsers who were initially successful have continued to perform well, while those we discontinued never met our ROAS benchmarks. . Unfortunately, we did lose one very successful celebrity endorser, Governor Mike Huckabee, due to his appointment as U.S. ambassador to Israel.

“In addition to expanding our online DTC reach, we are making strides in building our brick-and-mortar footprint. With four company-owned stores up and running, we are optimistic that these stores will validate the company-owned store model and open the way to a rollout of Byrna company-owned stores in key markets throughout the United States. Given the high gross margins and the relatively inexpensive operating costs, we believe that these stores can contribute meaningfully to Byrna’s bottom line as they ramp up over the coming quarters. We are also pleased to announce that we have signed a letter of intent to partner with Sportsman’s Warehouse to launch a store-within-a-store model at 11 locations across the United States. Each of these Sportsman’s Warehouse locations will convert their existing archery range into a firing range for customers to experience our launchers, similar to our company-owned stores and premier dealers. If the initial pilot program is successful, Byrna expects to be in 90 more stores by the end of the year, accelerating the rate of our brick-and-mortar presence across the United States.

“To ensure our production keeps pace with our growth initiatives, we have successfully increased launcher production to 24,000 units as of January at our Fort Wayne, Indiana launcher production facility. Additionally, we have begun producing payload ammunition at a new facility in Fort Wayne, located four miles from our launcher production facility. This state-of-the-art manufacturing facility will house eight advanced dousing and welding machines capable of producing both .68 and .61 caliber payload rounds for our existing launchers as well as our anticipated new Compact Launcher. We will also be able to produce .61 caliber fin-tail payload rounds for our Pepper and Max 12-gauge less-lethal rounds. Once fully operational later this year, these eight machines will collectively produce up to 10 million rounds per month, including 1.5 million fin-tail rounds for the 12-gauge platform. We believe the combination of Byrna Pepper and Max 12-gauge rounds, coupled with the Sportsman’s “store-within-a-store” partnership, will help spur the sale of our less-lethal 12-gauge rounds.

The onshoring of ammunition production is part of Byrna’s larger ‘Made in America’ strategy. We remain committed to exiting China by mid-year and aim to source nearly 100% of the components for the Byrna SD, LE, and CL models from U.S. suppliers by the end of 2025. We expect that this transition will insulate us from any potential tariffs, create well-paying jobs for American workers, reduce lead times, and eliminate the risks associated with unreliable foreign suppliers. We expect it will also allow us to market the Byrna as ‘Made in America!’

“Our momentum has carried into the new fiscal year with a strong holiday season in December, including $1.4 million in total product sales on Cyber Monday alone. International adoption has also been robust, particularly in Argentina, where the Cordoba Province committed to purchasing 1.7 million rounds of payload ammunition. This order, which will be shipped in 200,000-round monthly increments through the balance of 2025, reflects the extensive deployment of the 13,500 Byrna launchers purchased by the Cordoba Police Department to apprehend dangerous criminals and maintain the peace.

“Looking ahead, we remain optimistic about our trajectory. The ongoing success of our marketing efforts has resulted in less-lethal becoming a much more widely accepted personal self-defense category. This is allowing us to advertise on an increasing number of cable and social media platforms. We believe that the market for less-lethal weapons among gun owners in the U.S. is in the tens of millions of consumers. This expanding market, along with our growing online presence, expanding retail presence, and increasing international opportunities, reinforces our confidence in the long-term demand for less-lethal weapons as a whole and for Byrna specifically. While the first quarter historically experiences a seasonal slowdown in consumer spending, we expect to achieve strong year-over-year growth as we continue executing our strategic initiatives. We believe that Byrna is well-positioned to generate additional cash and expand profitability in 2025 and beyond.”

Conference Call

The Company’s management will host a conference call today, February 7, 2025, at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Toll-Free Dial-In: 877-709-8150

International Dial-In: +1 201-689-8354

Confirmation: 13750859

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Byrna’s website.

About Byrna Technologies Inc.

Byrna is a technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to our statements related to our expected sales during 2025, our ability to scale production lines, Byrna’s ability to remain self-sustaining, profitable and cash flow positive, Byrna’s ability to open new retail locations and realize revenue growth from them, the expected scale, timing and benefits of Byrna’s store-within-a-store partnership with Sportsman’s Warehouse, the benefits and continued success of Byrna’s celebrity endorser strategy, Byrna’s ability to re-shore production and cease purchasing parts from China on the anticipated timeline, the expected benefits of re-shoring production, the anticipated growth and potential size of the U.S. less-lethal market, and Byrna’s positioning for sustained growth in 2025 and 2026. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution disruption or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased transportation costs or interruptions, including due to weather, flooding or fires; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of the Company’s products; determinations by advertisers or social media platforms, or legislation that prevents or limits marketing of some or all Byrna products; the loss of marketing partners; increases in marketing expenditure may not yield expected revenue increases; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design or manufacturing defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; and future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company’s products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in the Company’s most recent Form 10-K and Part II, Item 1A (“Risk Factors”) in the Company’s most recent Form 10-Q, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in the Company’s SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com

-Financial Tables to Follow-

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	November 30,		November 30,
	2024	2023	2024	2023
Net revenue	$27,979	$15,640	$85,756	$42,644
Cost of goods sold	10,417	6,596	32,984	18,997
Gross profit	17,561	9,044	52,772	23,647
Operating expenses	13,468	9,729	46,101	31,437
INCOME (LOSS) FROM OPERATIONS	4,094	(684)	6,671	(7,790)
OTHER INCOME (EXPENSE)
Foreign currency transaction loss	(195)	(32)	(576)	(270)
Interest income	141	168	1,024	693
Loss from joint venture	-	22	(42)	(603)
Other income (expense)	1	27	7	(57)
INCOME (LOSS) BEFORE INCOME TAXES	4,040	(499)	7,084	(8,027)
Income tax benefit	5,634	(330)	5,708	165
NET INCOME (LOSS)	$9,674	$(829)	$12,792	$(8,192)

Foreign currency translation adjustment for the period	(133)	205	342	(436)
Unrealized gain (loss) on marketable securities	65	-	65	-
COMPREHENSIVE INCOME (LOSS)	$9,606	$(624)	$13,199	$(8,628)

Basic net income (loss) per share	$0.43	$(0.04)	$0.57	$(0.37)
Diluted net income (loss) per share	$0.41	$(0.04)	$0.55	$(0.37)

Weighted-average number of common shares outstanding - basic	22,514,644	21,991,313	22,504,938	21,919,624
Weighted-average number of common shares outstanding - diluted	23,754,328	21,991,313	23,139,549	21,919,624

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	November 30,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,829	$20,498
Accounts receivable, net	2,630	2,945
Marketable Securities	8,904	—
Inventory, net	19,972	13,890
Prepaid expenses and other current assets	2,623	868
Total current assets	50,958	38,201

Deposits for equipment	2,665	1,163
Right-of-use-asset, net	2,452	1,805
Property and equipment, net	3,408	3,803
Intangible assets, net	3,337	3,583
Goodwill	2,258	2,258
Loan to joint venture	—	1,473
Deferred tax asset	5,837
Other assets	1,007	28
TOTAL ASSETS	$71,922	$52,314
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$13,108	$6,158
Operating lease liabilities, current	539	644
Deferred revenue	1,791	1,844
Line of credit	—	—
Notes payable, current	—	—
Total current liabilities	15,438	8,646

Notes payable, non-current
Deferred revenue, non-current	17	91
Operating lease liabilities, non-current	2,098	1,258
Total Liabilities	17,553	9,995

COMMITMENTS AND CONTINGENCIES (NOTE 19)

Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized. 24,168,014 shares issued and 22,002,027 outstanding as of November 30, 2024 and, 24,018,612 shares issued and 21,852,625 outstanding as of November 30, 2023	24	24
Additional paid-in capital	133,030	130,426
Treasury stock (2,165,987 shares purchased as of November 30, 2024 and 2023)	(21,253)	(17,500)
Accumulated deficit	(56,783)	(69,575)
Accumulated other comprehensive loss	(649)	(1,056)

Total Stockholders’ Equity	54,369	42,319

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,922	$52,314

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide an additional financial metric that is not prepared in accordance with GAAP (non-GAAP) with presenting non-GAAP adjusted EBITDA. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that this non-GAAP financial measure helps us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measure.

Accordingly, we believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

This non-GAAP financial measure does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (I) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense, (v) impairment loss, and (vi) one time, non-recurring other expenses or income. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended		For the Twelve Months Ended
	November 30,		November 30,
	2024	2023	2024	2023
Net Income (Loss)	$9,673	$(829)	$12,792	$(8,192)

Adjustments:
Interest income	(141)	(168)	(1,024)	(693)
Income tax benefit	(5,634)	330	(5,708)	165
Depreciation and amortization	378	341	1,491	1,262
Non-GAAP EBITDA	$4,276	$(326)	$7,551	$(7,458)

Stock-based compensation expense	788	686	3,403	5,375
Severance/Separation/Officer recruiting	93	30	524	82
Non-GAAP adjusted EBITDA	$5,157	$390	$11,478	$(2,001)